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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.



                         INTERACTIVE MARKETING AGREEMENT

         This Interactive Marketing Agreement (the "Agreement"), dated as of November 1, 1997 (the "Effective Date"), is between America Online, Inc. ("AOL"), a Delaware corporation, with offices at 22000 AOL Way, Dulles, Virginia 20166, and BarnesandNoble.com Inc. ("B&N"), a Delaware corporation, with offices at 122 Fifth Avenue, New York, New York 10011. AOL and B&N may be referred to individually as a "Party" and collectively as "Parties."

                                  INTRODUCTION

         AOL and B&N each desires to enter into an interactive marketing relationship whereby AOL will promote and distribute an interactive site referred to (and further defined) herein as the Affiliated B&N Site. This relationship is further described below and is subject to the terms and conditions set forth in this Agreement. Defined terms used but not defined in the body of the Agreement will be as defined on Exhibit A attached hereto.

                                      TERMS

1.       PROMOTION, DISTRIBUTION AND MARKETING.

         1.1.     AOL Promotion of Affiliated B&N Site.

                  As described more fully herein, AOL shall provide B&N with promotions through the AOL Network for the Affiliated B&N Site (the "Promotions"). The Promotions shall be generally in accordance with the Carriage Plan and other materials attached hereto as Exhibit G, subject to changes therein in AOL's reasonable editorial discretion which are (i) consistent with the mutual objectives, intentions and relationships of the Parties as set forth in this Agreement and (ii) designed to satisfy the sales and Impression thresholds and Level requirements set forth in this Agreement. Specific placements for Promotions will include an "Anchor Tenant" position within the Books, Video, and Music Department of the AOL Service Shopping Channel, integrated links to the Affiliated B&N Site from within the AOL Service "AOL Find" area and the Channel "Search & Explore" area, and a placement during * * * of the aggregate Impressions each * * * during the Initial Term made on the * * * of the AOL Service Shopping Channel. AOL reserves the right to redesign or modify the organization, structure, "look and feel," navigation, practices and other elements of the AOL Service at any time, provided that, if such redesign or modification materially and adversely affects the effectiveness of the Promotions in selling Products, AOL will provide the Promotions with comparable promotional placement to that existing during the Initial Term prior to such redesign or modification, reasonably satisfactory to B&N.

         1.2.     Impressions.

         1.2.1. Impressions Commitments. AOL will deliver or cause to be delivered at least the following annual Impressions for the Promotions (each an "Annual Minimum"): * * * Impressions in Year 1, * * * Impressions in Year 2, * * * Impressions in Year 3 and * * * Impressions in Year 4.

***Confidential portions of this document have been redacted and have been
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.

                  In addition, for each Year during the Initial Term, AOL shall deliver or cause to be delivered to B&N an additional * * * Impressions in Level A, * * * Impressions in Level B and * * * Impressions in Level C (as such Levels are defined below). The placements for such additional Impressions within such Levels shall be as determined by AOL in its reasonable editorial discretion. B&N shall notify AOL prior to the beginning of each Year (except in the case of Year 1, promptly after the date of execution of this Agreement) of its election as to whether to use such Impressions during such Year to promote B&N's sale of either Software (as defined below) or magazines (but not both), provided that any change in election from the prior Year's election shall be subject to AOL's approval in its sole discretion. The Promotions associated with such Impressions shall link directly to the homepage selling such Product associated with the Affiliated B&N Site. Notwithstanding the foregoing, AOL shall have the right before any Year (other than Year 1) to buy out B&N's remaining rights to such additional Impressions by reducing each of B&N's subsequent guaranteed payments under Section 4.1 by an amount each * * *.

         1.2.2. Distribution. The Annual Minimums for each Year will be delivered across inventory Levels A, B and C (as defined, and collectively, the "Levels"). In Year 1, AOL will deliver no less than * * * of each Annual Minimum in Level A, approximately * * * of each Annual Minimum in Level B, and no more than * * * of each Annual Minimum in Level C. In each of Year 2, Year 3 and Year 4, AOL will deliver no less than * * * of each Annual Minimum in Level A, approximately * * * of each Annual Minimum in Level B, and no more than * * * of each Annual Minimum in Level C. AOL will use reasonable efforts to accommodate B&N's requests to re-allocate the Impressions distribution among the Levels (subject to availability), provided that the Parties can mutually agree upon a formula for adjusting the aggregate Impressions commitments and thresholds described in this Agreement based on the relative value of the Impressions being re-allocated. AOL will use reasonable efforts to deliver at least * * * of each Annual Minimum within the * * * quarter of each calendar year (excluding * * * quarter of 1997) and at least * * * of each Annual Minimum between November 1 and Christmas Day of each calendar year (excluding such period of 1997), in each case across Levels substantially in accordance with the percentages set forth above. Unless B&N agrees otherwise, not more than *
                  * * of Impressions in Year 1 will be listbox Promotions. In any other Year, the Parties will mutually agree in good faith on the maximum percentage of listbox Impressions based upon the relative Book-selling performance of such listbox Impressions. AOL, in its discretion, may provide Promotions with Impressions on the AOL Service * * * or Impressions of similar quality to the * * * as of the date hereof as determined by AOL in its reasonable discretion (collectively, " * * * Impressions"). If in Year 1, Transaction Revenues for such Year do not equal or exceed * * * and B&N is not then in breach under this Agreement, then AOL shall provide Promotions with at least * * * Impressions in Year 2. If in Year 2, Transaction Revenues for such Year do not equal or exceed * *
                  * and B&N is not then in breach under this Agreement, then AOL shall provide Promotions with at least * * * Impressions in Year 3. If in Year 3, Transaction Revenues for such Year do not equal or exceed * * * and B&N is not then in breach under this



***Confidential portions of this document have been redacted and have been
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


                  Agreement, then AOL shall provide Promotions with at least * *
                  * Impressions during Year 4. All * * * Impressions shall be deemed bonus Impressions and shall not be applied toward the Annual Minimums. (Notwithstanding the foregoing, AOL is not guaranteeing that the Affiliated B&N Site will achieve any specific level of Transaction Revenues and AOL will not be in breach of this Agreement solely based upon the failure of the Affiliated B&N Site to achieve any specific level of Transaction Revenues.)

         1.2.3. Windfalls. AOL will not be obligated to provide in excess of the Annual Minimum for the applicable Year. If AOL exceeds an Annual Minimum by more than * * * in the applicable Year (e.g., by more than * * * Impressions in Year 1), the excess Impressions above such Annual Minimum (the "Excess") will serve to reduce the subsequent Year's Annual Minimum by an amount equal to the Excess, subject to an aggregate reduction of no greater than * * * of the prior Year's Annual Minimum.

         1.2.4. Shortfalls. AOL will, in good faith, attempt to fulfill each Year's Annual Minimum; provided that a shortfall in Impressions at the end of a Year (a "Shortfall") will not be deemed a breach of the Agreement by AOL unless such shortfall results from the bad faith or willful misconduct of AOL. Any Shortfall will be added to the Annual Minimum for the subsequent Year. In the event there is a Shortfall in Impressions as of the end of the Initial Term (a "Final Shortfall"), AOL will provide B&N (for its use) with advertising which has a total value, based on AOL's then-current undiscounted advertising rate card (the "Rate Card") discounted by * * * , equal to the value of the Final Shortfall (determined by multiplying the percentage of Impressions that were not delivered by the total, guaranteed payment provided for below, and taking into consideration the relative value of the Impressions included in such Final Shortfall). Such advertising shall be delivered to B&N on the AOL Network within a reasonable period of time following the Initial Term.

         1.2.5. Satisfaction. AOL will not be required to deliver or cause to be delivered in excess of * * * Impressions (the "Aggregate Threshold"). The Annual Minimum for a given Year will be deemed to be satisfied in the event gross Site Revenues for such Year * * * (in the case of Year 1), * * * (in the case of Year 2), * * * (in the case of Year 3) and * * * (in the case of Year 4). All Impressions commitments hereunder (including, without limitation, any shortfall remedies, but not including placement commitments) will be deemed to be satisfied at any such time as gross Site Revenues exceed * * * .

         1.3. Promotions. The specific B&N Content to be contained within the Promotions (including, without limitation, advertising banners and contextual promotions) (the "Promo Content") will be determined by B&N, subject to AOL technical limitations and AOL's then-applicable standard policies relating to advertising and promotions. B&N will consistently and meaningfully update the Promo Content to be contained within the Promotions on a no-less- than bi-weekly basis. The Parties shall jointly consult from time to time regarding the Promo Content to ensure that it is designed to maximize performance. Except to the extent expressly described herein, including without limitation as provided in Section 1.1,

***Confidential portions of this document have been redacted and have been
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


                  the specific form, placement, duration and timing of the Promotions will be as determined by AOL in its reasonable editorial discretion. The Parties acknowledge that the pages on the AOL Network are viewable in their * * * and, accordingly, * * * . In the event for any reason any pages on the AOL Network contain a * * * , B&N Promotions * * * without B&N's prior written approval, which will not be unreasonably withheld or delayed taking into consideration (i) AOL's demonstration of its ability to reliably track Impressions to the * * * portions of the pages containing the Promotions and
                  (ii) the comparable effectiveness of such * * * Impressions to those * * * , in each case as demonstrated by test results reasonably acceptable to B&N. In addition, upon B&N's request from time to time at least fifteen (15) days, where possible, prior to a proposed B&N-sponsored event (e.g., author chats), AOL shall provide B&N with an electronic auditorium on the AOL Service for B&N's exclusive use at a specified time for such event, subject to AOL approval of such event, which shall not be unreasonably withheld or delayed (taking into consideration AOL's reasonable assessment of the estimated audience size which a proposed event will attract). AOL shall also supply pop-up capabilities for such auditorium to allow B&N to sell Books to auditorium guests during such event. B&N and AOL shall cooperate to promote such auditorium events on the AOL Service (including through AOL Live). In connection with any such event, in addition to the aforementioned notice requirement, B&N will comply with AOL's other standard requirements related to booking and implementation of auditorium events.

         1.4. B&N Promotion of Affiliated B&N Site and AOL. B&N will promote the AOL Service and the availability of the Affiliated B&N Site as set forth in Exhibit B.

         1.5. Monthly Review. Within thirty (30) days (or such lesser period as monthly reports are generally provided to AOL's other significant commerce partners) after the end of each calendar month during the Term, AOL will provide B&N with a review of performance of the Promotions for such month, which will include standard AOL reporting with respect to Impressions and available "click-through" information, demographic and usage information generally made available by AOL to its significant commerce partners, and other information reasonably requested by B&N.

2.       AFFILIATED B&N SITE.

         2.1. Content. B&N will market and sell through the Affiliated B&N Site a comprehensive offering of Books. Subject to the restrictions set forth below in this Section 2.1 and the other terms and conditions of this Agreement, B&N may also market and sell through the Affiliated B&N Site (i) the following other products currently offered for sale in retail bookstores operated by its affiliates: books-on-tape, magazines, calendars, prepackaged computer software (including video games) ("Software"), greeting cards, diaries, bookmarks, booklights, bookends, bookshelves, prerecorded music compact disks and tapes, prerecorded videotapes, coffee and B&N insignia-branded merchandise such as mugs, T-shirts, sweatshirts and totebags), and (ii) other products consented to by AOL. B&N will review, delete, edit, create, update and otherwise manage all Content available on or through the Affiliated B&N Site which it controls in accordance with the terms of this Agreement. B&N will ensure that the Affiliated B&N Site does not in any respect promote, advertise or market any Interactive Service. Except as otherwise set forth in


***Confidential portions of this document have been redacted and have been
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


                  this Agreement or agreed to by AOL, neither the Promotions nor any pages on the Affiliated B&N Site directly linked to the Promotions ("Linked Pages") will contain promotions, links, sponsorships or other Content (a) relating to any Products other than Books or (b) otherwise in conflict with AOL's standard advertising policies. On any pages within the Affiliated B&N Site directly linked to the Linked Pages, Content relating to any Products other than Books will be non-prominent and ancillary to Book-related Content. Subject to the last sentence of Section 3.3, the Affiliated B&N Site will not contain any material, non-Book- related, third party Content components (e.g. an aggregated offering of sports-related links), except as otherwise mutually agreed upon by the Parties. Nothing in this Section 2.1 is intended to restrict B&N from selling banner or similar advertising on the Affiliated B&N Site or the Linked Pages, except for products which AOL has notified B&N in writing are restricted as a result of written agreements entered into by AOL with third party retailers of such products (subject to the last sentence of Section 3.3).

         2.2. Production Work. Except as agreed to in writing by the Parties pursuant to the "Production Work" section of the Standard Legal Terms & Conditions attached hereto as Exhibit E, B&N will be responsible for all production work associated with the Affiliated B&N Site, including all related costs and expenses.

         2.3. Hosting; Communications. B&N will be responsible for all communications, hosting and connectivity costs and expenses associated with the Affiliated B&N Site. In addition, B&N shall provide all computer, telephone and other equipment or resources necessary for B&N to access the AOL Service. B&N will create a mirrored version of the Affiliated B&N Site in order to comply with the terms of this Agreement. B&N will bear responsibility for the cost of such mirrored site, which site will be hosted by AOL provided that (i) AOL's hosting price and terms are reasonably competitive in all material respects with others in the industry and (ii) the quality of service supplied by AOL is reasonably satisfactory to B&N. B&N will utilize a dedicated high speed connection to maintain quick and reliable transport of information to and from the B&N data center and AOL's designated data center.

         2.4. Technology. B&N shall take all commercially reasonable steps necessary to conform its promotion and sale of Products through the Affiliated B&N Site to the then-existing technologies identified by AOL which are optimized for the AOL Service. AOL shall be entitled to require reasonable changes to the Content (including, without limitation, the features or functionality) within any Linked Pages to the extent such Content will, in AOL's good faith judgment, adversely affect any technical aspect of the AOL Service. AOL reserves the right to review and test the Affiliated B&N Site from time to time to determine whether the site is compatible with AOL's then-available client and host software and the AOL Service.

         2.5. Product Offering. B&N will use commercially reasonable efforts to ensure that the Affiliated B&N Site includes all of the Products and other Content (including, without limitation, any features, offers, contests, functionality or technology) that are then made available by or on behalf of B&N through any Additional B&N Channel; provided, however, that: (a) such inclusion will not be required where it is commercially or

***Confidential portions of this document have been redacted and have been
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


                  technically impractical to either Party (i.e., inclusion would cause either Party to incur substantial incremental costs);
                  (b) any non- Book-related Product offerings which would otherwise be required by such inclusion remain subject to
                  Section 2.1 and the other terms of this Agreement; and (c) certain limited special promotions for third parties may be omitted, provided that comparable promotions are offered on the Affiliated B&N Site pursuant to Section 2.8.

         2.6. Special Features/Collections. B&N will, upon AOL's reasonable request, create for offering on the Affiliated B&N Site (within thirty (30) days of such request) and manage specific, cobranded (i) topical collections of books (including an "AOL Books" collection) and (ii) topical search features, each to be linked to corresponding portions of the AOL Service.

         2.7. Pricing and Terms. B&N will use commercially reasonable efforts to ensure that: (a) the prices (and any other required consideration) for Products in the Affiliated B&N Site do not exceed the prices for substantially similar Products offered by or on behalf of B&N through any Additional B&N Channel; (b) the terms and conditions related to Products in the Affiliated B&N Site are no less favorable in any respect to the terms and conditions for substantially similar Products offered by or on behalf of B&N through any Additional B&N Channel; and (c) both the prices and the terms and conditions related to Products in the Affiliated B&N Site are reasonably competitive in all material respects with the prices and terms and conditions for substantially similar Products generally offered online by other National Book Retailers.

         2.8. Special Offers. B&N will promote through the Affiliated B&N Site on a regular and consistent basis special offers exclusively available to AOL Members, e.g., price discounts, shipping specials, etc. (the "Special Offers"). B&N will provide AOL with reasonable prior notice of Special Offers so that AOL can market the availability of such Special Offers in the manner AOL deems appropriate in its editorial discretion, subject to the terms and conditions hereof.

         2.9. Operating Standards. B&N will ensure that the Affiliated B&N Site complies at all times with the standards set forth in Exhibit C. To the extent site standards are not established in Exhibit C with respect to any aspect or portion of the Affiliated B&N Site (or the Products or other Content contained therein), B&N will provide such aspect or portion at a level of accuracy, quality, completeness, and timeliness which substantially meets or exceeds prevailing standards in the online book retailing industry. The sale by B&N of electronically delivered Books through the Affiliated B&N Site shall be subject to capacity and technical limitations, and downloading fees and related expenses, reasonably imposed or incurred by AOL.

         2.10. Traffic Flow. Except as otherwise approved by AOL, B&N will take commercially reasonable efforts to ensure that AOL traffic is either kept within the Affiliated B&N Site or channeled back into the AOL Service (with the exception of advertising links sold and implemented pursuant to the Agreement). The Parties will work together on implementing mutually acceptable links back from the Affiliated B&N Site to the AOL Service.


***Confidential portions of this document have been redacted and have been
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.

         2.11. Marketing to AOL Purchasers. To the extent B&N sends any form of communications to persons who were reasonably ascertainable by B&N to be AOL Purchasers, B&N will promote the Affiliated B&N Site as the location at which to purchase Products (as compared to any more general or other site or location).

3.       AOL EXCLUSIVITY AND RELATED OBLIGATIONS.

         3.1. AOL Service. B&N will be the exclusive marketer of the Exclusive Service within the AOL Service during the Initial Term (the "AOL Service Exclusivity").

         3.2. Greenhouse/DCI/International. B&N will be the exclusive marketer of the Exclusive Service through the Greenhouse Properties during the Initial Term. B&N will be the exclusive National Book Retailer promoted by DCI through the DCI Areas during the Initial Term (excluding brand advertising for local, physical retail locations (other than locations operated by a National Book Retailer) promoted through a corresponding local DCI Area). Through the International Services, B&N will be the exclusive American-based and operated National Book Retailer promoted by the International Services. Collectively, these restrictions are referred to herein as the "Ancillary Exclusivities" (and, with the AOL Service Exclusivity, the "Combined Exclusivities").

         3.3. Third Party Limitations. To the extent a third party would be affected by the foregoing exclusivity (a "Restricted Party") and such party is not solely a provider of the Exclusive Service (i.e., it is also engaged in activities other than Book-selling), such exclusivity shall only apply to the marketing of the Exclusive Service by such Restricted Party; provided that the foregoing exception shall apply only after Year 2 in the case of a National Book Retailer identified on Exhibit F (including affiliates promoted in any way under the same brand name marketing any of the Products referred to in
                  Section 2.1(i) ("Related Products")) (each an "Identified National Book Retailer"), provided that the restrictions in this Section 3.3 will not be violated if (i) AOL enters into an agreement with respect to Related Products with any third party not then an Identified National Book Retailer, (ii) such third party thereafter becomes an Identified National Book Retailer by way of merger, acquisition or otherwise, and (iii) AOL was not aware of such contemplated transaction at the time it entered into the Related Product agreement with such third party. AOL shall not online, through the AOL Service, in any respect (i) prior to the end of Year 2, promote, advertise, market or distribute (including by way of direct links) any Related Products of any Identified National Book Retailer, or
                  (ii) during the Initial Term, promote, advertise, market or distribute (including by way of direct links) the Book products of any Identified National Book Retailer. In addition, AOL shall use commercially reasonable efforts, in entering into agreements after the date of execution of this Agreement with any of the then five most significant partners in each of the commerce, "anchor tenant" and information provider categories (each a "Significant Agreement") to restrict the ability of such parties to online promote, advertise (excluding banner or similar advertising), market or distribute (including by way of direct links) the products of, any Identified National Book Retailer through such partner's online area appearing (a) on the AOL Service or (b) through its affiliated site linked directly to the AOL Service, as the case may be. To the extent AOL enters into any Significant Agreement which does not contain the foregoing restriction, then the restrictions imposed



***Confidential portions of this document have been redacted and have been
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


                  on B&N pursuant to Section 2.1 of this Agreement shall be deemed modified to be only as restrictive on a comparable basis (e.g. as to the number of restricted screen levels) as the restrictions actually imposed by AOL on the other party to such Significant Agreement. AOL shall notify B&N promptly of its entering into any Significant Agreement which would require the modification to Section 2.1 described in the previous sentence.

         3.4. Exceptions. Notwithstanding anything to the contrary in this Section, no provision of this Agreement will limit relationships between AOL and/or the Additional Parties and any third parties, relating to: (i) the promotion, advertising or sale (collectively, "Promotion") of Books through an auction or club format by or for any entity other than an Identified National Book Retailer; (ii) the Promotion of "audio books"/"books on tape" by or for any entity other than an Identified National Book Retailer; (iii) the Promotion of Books by or for any entity other than an Identified National Book Retailer for whom such sales do not constitute at least 10% of annual revenues; (iv) the Promotion of used Books other than used college textbooks (subject to the exception described below) by or for any entity other than an Identified National Book Retailer; (v) publisher Content regarding or promoting specific Books (other than Books generally) published by such publisher, unless expressly promoting an Identified National Book Retailer; (vi) brand advertising solely promoting physical retail locations for any entity other than an Identified National Book Retailer; and (vii) AOL commitments existing prior to the Effective Date, of which the only material commitment is the Agreement dated June 30, 1997 (the "CUC Agreement) between AOL and CUC International, Inc. ("CUC") which provides for the nonexclusive sale by CUC of Books through a club format and through CUC's "NetMarket" online department store; provided that the restrictions in this Section 3.4 related to Identified National Book Retailers will not be violated if (x) AOL enters into an agreement with any third party not then an Identified National Book Retailer which, if such party were an Identified National Book Retailer, would not be permitted under this Section 3.4, (y) such third party thereafter becomes an Identified National Book Retailer by way of merger, acquisition or otherwise, and
                  (z) AOL was not aware of such contemplated transaction at the time it entered into the agreement with such third party. One year from the time B&N reasonably demonstrates to AOL that B&N is one of the top three sellers of used Books with respect to gross sales revenue and scope of offering, the AOL Service Exclusivity will be deemed to also cover third parties marketing a competitive offering of used Books. B&N acknowledges that, notwithstanding this Section 3.4, the CUC Agreement shall not be deemed a violation of any of the Combined Exclusivities.

         3.5. Additional Provisions Regarding Greenhouse Properties, DCI Areas and International Services. AOL shall acquire from GHN, DCI and the International Services for the benefit of B&N, without payment of any consideration in addition to the amounts payable by B&N under Sections 4.1 and 4.2, the rights and commitments set forth in this Agreement relating to such entities. In the event that the sale, transfer or other disposition to an unaffiliated third party of any of the Greenhouse Properties results in a material decrease in the Impressions being delivered through the Greenhouse Properties, AOL shall deliver or cause to be delivered to B&N comparable substitute Impressions through replacement properties. In addition, AOL shall use commercially reasonable efforts to obtain distribution for the Affiliated B&N Site through any future non-U.S. versions of the AOL Service, and B&N acknowledges that it may be required to pay


***Confidential portions of this document have been redacted and have been
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


                  additional compensation in connection therewith. In the event such additional amounts would be payable by B&N, B&N shall be entitled to elect to forego adding such additional international service to the International Services.



***Confidential portions of this document have been redacted and have been
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.

4.       PAYMENTS.

         4.1. Guaranteed Payments. B&N will pay AOL a guaranteed amount of $40 million as follows: (a) $2.5 million upon the execution of this Agreement, $3.5 million by February 1, 1998 and $1 million by each of May 1, 1998 and September 1, 1998; (b) $2.5 million by each of January 1, 1999, April 1, 1999, July 1, 1999 and October 1, 1999; and (c) $2.75 million by each of February 1, 2000, May 1, 2000, August 1, 2000, November 1, 2000, February 1, 2001, May 1, 2001, August 1, 2001 and
                  November 1, 2001.

         4.2. Sharing of Site Revenues. In (i) the period in any Year following the point at which Site Revenues exceed * * * (in the case of Year 1), * * * (in the case of Year 2), * * * (in the case of Year 3) and * * * (in the case of Year 4), (ii) any period following the point at which Site Revenues exceed *
                  * * in the aggregate and (iii) any Renewal Term, B&N shall pay to AOL with respect to Site Revenues after such point: (a) * *
                  * of Advertising Revenues; plus (b) * * * of Transaction Revenues with respect to each Product other than Software Products; plus (c) if in Year 1 or Year 2, * * * of Transaction Revenues with respect to each Software Product; plus (d) if in Year 3 or Year 4, * * * of Transaction Revenues with respect to each Software Product. In the case of Transaction Revenues arising from and traceable to a third party area on the AOL Service ("Affiliate Sales"), Transaction Revenues shall be net of the actual commission paid by B&N to the entity controlling such third party area; provided that, in no event shall the payment to AOL with respect to Affiliate Sales be less than * * * of Transaction Revenues. In the case of any Transaction Revenues arising through the International Services in excess of * * * in any Year, B&N shall pay to AOL
                  * * * of Transaction Revenues arising during the remainder of such Year; provided that such incremental Transaction Revenues shall not count towards the aggregated revenue thresholds listed above in this Section 4.2.

         4.3. Alternative Revenue Streams. In the event B&N or its Affiliates receives or desires to receive, directly or indirectly, any compensation in connection with the Affiliated B&N Site other than Site Revenues described herein (an "Alternative Revenue Stream"), B&N will promptly inform AOL in writing, and the Parties will negotiate in good faith regarding whether B&N will be allowed to market Products producing such Alternative Revenue Stream to AOL Members through the Affiliated B&N Site, and if so, the equitable portion of such Alternative Revenue Stream (if applicable) that will be shared with AOL.

         4.4. Wired Payments; Late Payments. All payments required under this Section 4 will be paid in immediately available, non-refundable funds wired to AOL's account. All amounts owed hereunder not paid within fifteen (15) days following the date such amounts are due and payable will bear interest from such fifteenth day at the prime rate in effect at such time.

         4.5. Auditing Rights. Each Party shall maintain complete, clear and accurate records of all expenses, revenues, fees and other transactions in connection with the performance of this Agreement. For the sole purpose of ensuring compliance with this Agreement, each Party shall have the right, at its expense and not more than once every twelve (12) months, to direct an independent certified public accounting firm to conduct a reasonable and necessary inspection of portions of the books and records of the other Party which


***Confidential portions of this document have been redacted and have been separately filed with the Commission.


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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.



                  are relevant to such other Party's performance pursuant to this Agreement. Any such audit may be conducted after twenty
                  (20) business days prior written notice.

         4.6. Taxes. B&N shall collect and pay and indemnify and hold AOL harmless from, any sales, use, excise, import or export value added or similar tax or duty not based on AOL's net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, including attorneys' fees.

         4.7.     Reports.

                  4.7.1. Sales Reports. B&N will provide AOL in an automated manner with a monthly report in a mutually agreed format, detailing the following activity in such period (and any other information mutually agreed upon by the Parties or reasonably required for measuring revenue activity by B&N through the Affiliated B&N Site, if available): summary sales information by day (date, number of Products, number of orders, and total Transaction Revenues). If commercially feasible, B&N will report Transaction Revenues by AOL Network area and by Product categories. More generally, each payment to be made pursuant to this Section 4 shall be accompanied by a report containing information which supports the payment, including information identifying (i) Transaction Revenues and all items deducted or excluded to produce Transaction Revenues, including, without limitation, chargebacks and credits for returned or cancelled goods or services (and, where possible, an explanation of the type of reason therefor, e.g., bad credit card information, poor customer service, etc.) and (ii) any applicable Advertising Revenues.

                  4.7.2. Fraudulent Transactions. To the extent permitted by applicable laws, B&N will provide AOL with a prompt report of any fraudulent order, including the date, screenname and amount associated with such order, following B&N obtaining knowledge that the order is, in fact, fraudulent.

5.       TERM; RENEWAL; TERMINATION.

         5.1. Term. Unless earlier terminated as set forth herein, the initial term of this Agreement will be for sixteen Quarters (the "Initial Term").

         5.2. Renewal. Upon conclusion of the Initial Term, AOL will have the right to renew this Agreement for up to five (5) successive one-year renewal terms (each a "Renewal Term" and together with the Initial Term, the "Term") with respect to the AOL Service or the AOL Service and the other AOL Network areas or portions thereof, by providing B&N with notice of AOL's intention to renew the Agreement for a subsequent Renewal Term no later than one hundred twenty (120) days prior to the commencement of such Renewal Term. During any Renewal
                  Term: (i) B&N will not be required to pay any guaranteed, fixed payment (subject to the applicable revenue sharing provisions of Section 4.2) or perform the cross-promotional obligations specified in Section 1.4; and (ii) AOL will not be required to undertake any fixed exclusivity or promotional/placement obligations; provided that (iii) for so long as AOL may elect to maintain the AOL Service Exclusivity


***Confidential portions of this document have been redacted and have been separately filed with the Commission.

                                      -11-
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


                  commitments contained herein during a Renewal Term, B&N will continue to perform its cross-promotional and marketing obligations.

         5.3. Termination for Breach. Either Party may terminate this Agreement at any time in the event of a material breach of the Agreement by the other Party which remains uncured after thirty (30) days written notice thereof to the other Party (or such shorter period as may be specified elsewhere in this Agreement); provided that AOL will not be required to provide notice to B&N in connection with B&N's failure to make any payment to AOL required hereunder and the cure period with respect to any scheduled payment shall be fifteen (15) days from the date for such payment provided for herein.

         5.4. Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

         5.5. Termination on Change of Control. In the event of a Change of Control of B&N resulting in control of B&N by an Interactive Service, AOL may terminate this Agreement by providing thirty
                  (30) days prior written notice to B&N of such intent to terminate. In the event of a Change of Control of AOL resulting in control of AOL by a National Book Retailer, B&N may terminate this Agreement by providing thirty (30) days prior written notice to AOL of such intent to terminate.

         5.6. Termination for Impressions Shortfall. If, as of the end of any Year, the Shortfall with respect to such Year is greater than * * * of the Annual Minimum for such Year, B&N may terminate this Agreement by providing thirty (30) days prior written notice to AOL of such intent to terminate, such notice to be given within forty-five (45) days after the end of such Year and to be effective as of the end of the first Quarter immediately following such Year.

6. MANAGEMENT COMMITTEE/ARBITRATION. If the Parties are unable to resolve any dispute, controversy or claim arising under this Agreement (excluding any disputes relating to intellectual property rights or confidentiality) (each a "Dispute"), such Dispute shall be submitted to the Management Committee for resolution. If the Management Committee is unable to resolve the Dispute within ten (10) business days after submission to them, the Dispute shall be solely and finally settled by expedited arbitration in New York, New York under the auspices of the American Arbitration Association; provided that the Federal Rules of Evidence shall apply in toto to any such Dispute and, subject to the arbitrators' discretion to limit the time for and scope of discovery, the Federal Rules of Civil Procedure shall apply with respect to discovery; and provided further that, consistent with the parties' desire to avoid waste of time and unnecessary expense, any Dispute arising from any provision of the Agreement which expressly or implicitly provides for the parties to reach mutual agreement as to certain terms therein shall not be submitted to arbitration but shall be resolved in good faith by the Management Committee. The arbitrator may enter a default decision against any Party who fails to participate in the arbitration proceedings. For purposes herein, the "Management Committee" shall mean a committee made


***Confidential portions of this document have been redacted and have been separately filed with the Commission.


                                      -12-
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         up of one (1) senior executive from each of the Parties for the purpose of resolving Disputes under this Section and generally overseeing the relationship between the Parties contemplated by this Agreement. Any judgment by the arbitrator may be enforced in any court of competent jurisdiction. The arbitrator may not amend the provisions of the Agreement without the written agreement of the Parties.

7. BROADBAND DISTRIBUTION. To the extent that the AOL Service is delivered through a broadband distribution modem (e.g., cable modem): (i) B&N will, at its expense, make adjustments to the design, operations and structure of the Affiliated B&N Site necessary to provide a competitive user experience through such distribution; (ii) the Parties shall negotiate in good faith regarding adjustments to the terms herein in the event such distribution involves a material change to a Party's cost and revenue structures under its current distribution channels; and (iii) in the event that AOL's marketing of the Affiliated B&N Site as provided for herein would otherwise preclude AOL from distributing the AOL Service through a third party distributor, then the Parties shall negotiate in good faith regarding a mutually acceptable framework designed to permit such distribution of the AOL Service.

8. STANDARD TERMS. The Standard Online Commerce Terms & Conditions set forth on Exhibit D attached hereto and Standard Legal Terms & Conditions set forth on Exhibit E attached hereto are each hereby made a part of this Agreement.


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AMERICA ONLINE, INC.                        BARNESANDNOBLE.COM INC.

By:                                         By:
    ---------------------------                 ---------------------------
Print Name:                                 Print Name:
            -------------------                         -------------------
Title:                                      Title:
       ------------------------                     -----------------------

***Confidential portions of this document have been redacted and have been separately filed with the Commission.


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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


                                    EXHIBIT A

                                   Definitions

The following definitions will apply to this Agreement:

Additional B&N Channel. Any other online distribution channel through which B&N makes available an offering comparable in nature to the Affiliated B&N Site.

Advertising Revenues. The combination of AOL Advertising Revenues and Internet Advertising Revenues:

         AOL Advertising Revenues. Aggregate amounts collected plus the fair market value of any other compensation received (such as barter advertising, but excluding coop advertising (which includes advertising of B&N and B&N Products by members of B&N's "Affiliates Program", and third party Content permitted under Section 2.1) by B&N or its agents, as the case may be, arising from the license or sale of advertisements, promotions, links or sponsorships ("Advertisements") to appear within any pages of the Affiliated B&N Site which may be exclusively available to AOL Members ("AOL-based Advertisements"), less applicable Advertising Sales Commissions.

         Internet Advertising Revenues. For each Advertisement on a page of the Affiliated B&N Site which is not exclusively available to AOL Members, the product of: (a) the amount collected plus the fair market value of any other compensation received (such as barter advertising, but excluding coop advertising (which includes advertising of B&N and B&N Products by members of B&N's "Affiliates Program", and third party Content permitted under Section 2.1) by B&N or its agents arising from the license or sale of such Advertisement attributable to a given period of time, less applicable Advertising Sales Commissions, and (b) the quotient of (i) Impressions on the page containing such Advertisement by AOL Members for such period of time divided by (ii) total Impressions on the page containing such Advertisement by all users for such period of time (the "Internet Advertising Quotient") (or such other percentage or formula as is mutually agreed upon in writing by the Parties). B&N will be responsible for calculating the Internet Advertising Quotient related to Internet Advertising Revenues.

Advertising Sales Commission. (i) Actual amounts paid as commission to third party agencies in connection with sale of the Advertisement or (ii) 15% in the event the Party has sold the Advertisement directly and will not be deducting any third party agency commissions.

Affiliated B&N Site. The specific area in the AOL Service to be promoted and distributed by AOL hereunder through which B&N can market and complete transactions regarding its Products.

AOL Look and Feel. The elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with Interactive Sites within the AOL Service or AOL.com.


***Confidential portions of this document have been redacted and have been separately filed with the Commission.


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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


AOL Member. Any authorized user of the AOL Network, including any sub-accounts using the AOL Network under an authorized master account.

AOL Network. (i) The AOL Service and (ii) any other product or service owned, operated, distributed or authorized to be distributed by or through AOL or its affiliates worldwide through which such party elects to offer Promotions.

AOL Purchaser. Any person or entity who enters the Affiliated B&N Site from the AOL Network, including, without limitation, from any third party area therein (to the extent entry from such third party area is traceable through both Parties' commercially reasonable efforts), and generates Transaction Revenues (regardless of whether such person or entity provides an e-mail address during registration which includes a domain other than an "AOL.com" domain); provided that any person or entity reasonably traceable as an AOL Purchaser at the time of a subsequent purchase who has previously satisfied the definition of AOL Purchaser will remain an AOL Purchaser, and such subsequent purchase by such person or entity through a B&N Interactive Site will also give rise to Transaction Revenues hereunder (and will not be conditioned on the person or entity's satisfaction of the first clause of this definition set forth above).

AOL Service. The U.S. version of the proprietary America Online(Registered) brand service, specifically excluding (a) AOL.com or any other AOL Interactive Site, (b) any international versions of the AOL Service (e.g., the International Services), (c) "Driveway," "AOL NetFind," "AOL Instant Messenger" or any similar, separate subproduct which may be available through the U.S. version of the America Online(Registered) brand service, (d) DCI Areas, Greenhouse Properties or any similar "sub-service" offered by or through the U.S. version of the America Online(Registered) brand service, (e) classifieds, yellow pages, search and directory resources or similar directory products, (f) any other programming or content area offered by or through the U.S. version of the America Online(Registered) brand service over which AOL does not exercise operational control, and (g) any third party information provider areas or brands which may be acquired by AOL subsequent to the Effective Date (collectively, the "Excluded Areas"), but specifically including any successor or subsequently created affiliated service designed to, or which effectively does, replace or displace or result in a migration of a majority of AOL Members from, the U.S. version of the proprietary America Online(Registered) brand service.

Books. New, paper-based, retail books, and electronically delivered versions of such books (provided such books have ISBN numbers and are enhanced only as to navigation as such term is currently understood), and new and used college textbooks (in each case for so long as B&N actively markets such Product category).

Change of Control. (a) The consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of a Party other than to an entity controlled by, controlling or under common control with, such Party; or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (i) the then outstanding shares of common stock of such Party; or (ii) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors.


***Confidential portions of this document have been redacted and have been separately filed with the Commission.



                                      -15-
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


Confidential Information. Any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about AOL Members and B&N customers, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data. "Confidential Information" will not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party, or (e) information required to be disclosed by law.

Content. Information, materials, features, Products, advertisements, promotions, links, pointers and software, including any modifications, upgrades, updates, enhancements and related documentation.

DCI Areas. The comprehensive, local, interactive programming areas created by Digital Cities, Inc. ("DCI") and distributed under the DCI brand through AOL-based content forms on the AOL Service (excluding the applicable Excluded Areas).

Exclusive Service. The marketing of Books online to consumers on a retail basis.

Greenhouse Properties. Subject to Section 3.5 of the Agreement, the following interactive content properties majority-owned by Greenhouse Networks, Inc. ("GHN") and distributed under a "Greenhouse"-affiliated brand through AOL-based content forms on the AOL Service (excluding the applicable Excluded Areas):
Entertainment Asylum, Electra, Love@AOL, Santa's Homepage, and Extreme Fans.

Impressions. User exposure to the page containing the applicable Promotion, as such exposure may be reasonably determined and measured by AOL in accordance with its standard methodologies and protocols.

Interactive Service. Any entity or division that as its primary business offers online or Internet connectivity (or any successor form of connectivity), aggregates and/or distributes a broad selection of third-party interactive Content, or provides interactive navigational services (including, without limitation, any online service providers, Internet service providers, @Home or other broadband providers, search or directory providers, "push" product providers such as the Pointcast Network or providers of interactive navigational environments such as Microsoft's "Active Desktop").

Interactive Site. Any interactive site or area (other than the Affiliated B&N Site or the AOL Network) which is managed, maintained, owned or controlled by a Party or its agents, including, by way of example and without limitation, (i) a Party's site on the World Wide Web portion of the Internet or (ii) a channel or area delivered through a "push" product such as the Pointcast Network or interactive environment such as Microsoft's proposed "Active Desktop."

International Services. The versions of the AOL Service currently marketed in the United Kingdom, France, Japan, Australia and Canada under the AOL brand by affiliates of AOL, and any future non-U.S. online Internet services marketed under the AOL brand by AOL or any of its affiliates added pursuant to Section
3.5 of the Agreement, in each case excluding the applicable Excluded Areas.



***Confidential portions of this document have been redacted and have been
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.



Level A. Inventory within the AOL Network that would, in both Parties' reasonable judgment, fall within the top third of advertising inventory, based on (the "Measurement Criteria") (i) the "cpm" for such inventory published on AOL's then-current advertising Rate Card (or, for promotional inventory which does not have a published "cpm," an assumed "cpm" reasonably determined based on the comparability of such inventory to inventory with published "cpm's" in AOL's then-current advertising Rate Card), (ii) the monthly average "sellthrough" over the prior three month period (or shorter period of availability) for such inventory, and (iii) effectiveness with respect to bookselling. Current examples include the following AOL Service areas: Shopping, Personal Finance, News, Influence, and Computers.

Level B. Inventory within the AOL Network that would, in both Parties' reasonable judgment, fall within the middle third of advertising inventory, based on the Measurement Criteria. Current examples include the following AOL Service areas: Greenhouse, Digital Cities, International, Secondary Channels and Advertising.

Level C. Inventory within the AOL Network that would, in both Parties' reasonable judgment, fall within the lowest third of advertising inventory, based on the Measurement Criteria. Current examples include the following AOL Service areas: People Connection, Love@AOL and Find/Search.

Licensed Content. All Content offered through the Affiliated B&N Site pursuant to this Agreement, including any modifications, upgrades, updates, enhancements, and related documentation.

National Book Retailer. The entities listed on Exhibit F, together with any future third party entities that have book-retailing operations comparable in scope and nature to, and materially competitive with, B&N.

Site Revenues. The combination of Transaction Revenues and Advertising Revenues.

Product. Any product, good or service which B&N offers, sells or licenses to AOL Purchasers through (i) the Affiliated B&N Site (including through any Interactive Site linked thereto) or (ii) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers within the Affiliated B&N Site requiring purchasers to reference a specific promotional identifier or tracking code.

Quarter. Beginning with the Effective Date, (i) for Year 1, the first two three-month periods followed by two four-month periods, (ii) for Year 2, the first three three-month periods followed by one four-month period, and (iii) for each of Year 3 and Year 4, four three-month periods. For example, in Year 1, the Quarters would be November 1, 1997 - January 31, 1998, February 1, 1998 - April 30, 1998, May 1, 1998 - August 30, 1998 and September 1, 1998 - December 31,
1998.

Transaction Revenues. Aggregate amounts paid by AOL Purchasers to B&N or its agents in connection with the sale, licensing, distribution or provision of any Products, excluding, in each case, (a) handling, shipping, and service charges,
(b) amounts collected for sales or use taxes or duties, and (c) credits and chargebacks for returned or cancelled goods or services, but not excluding cost of goods sold or any similar cost.

Year. The first four Quarters in the case of Year 1, the second four Quarters in the case of Year 2, the third four Quarters in the case of Year 3 and the fourth four Quarters in the case of Year 4.



***Confidential portions of this document have been redacted and have been separately filed with the Commission.


                                      -17-
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


                                    EXHIBIT B

                               B&N Cross-Promotion

Online

In each B&N Interactive Site (excluding those devoted to providing information about physical Barnes & Noble store locations), B&N will include on its homepage a "Try AOL" feature through which users can obtain promotional information about AOL products and services and, at AOL's option, download or order AOL's then-current version of client software for the AOL Service or software for any other AOL products or services (e.g., AOL's Instant Messenger service).1

Offline

In instances when B&N makes promotional reference to its Interactive Sites (e.g., in television, radio and print advertisements), B&N will include a specific reference (verbally where possible) of the Affiliated B&N Site's availability through America Online(Registered) which is at least equal in prominence to references for any other B&N Interactive Site. Any listings of the URL(s) for B&N Interactive Sites by B&N will include a listing of the AOL "keyword" for the Affiliated B&N Site of at least equal prominence to the URL reference.

--------
1 AOL will pay B&N a standard bounty for each person who registers for the AOL Network using B&N's special identifier for this promotion and subsequently pays AOL monthly usage fees across at least two (2) billing cycles for the use of the AOL Network. Note that if this promotion is delivered through Microsoft's Active Desktop or any other "push" product (an "Operating System"), such feature will link users directly to AOL software within the Operating System or direct users without Internet access to an AOL application setup program within the Operating System (all subject to any standard policies of the Operating System).


***Confidential portions of this document have been redacted and have been
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                                      -18-
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


                                    EXHIBIT C

                               Operating Standards

General. Subject to limitations imposed by AOL pursuant to the Agreement (such as limiting the offering of non-Book Products or third party Content under
Section 2.1), the Affiliated B&N Site (including the Products and other Content contained therein) will generally be in the top three (3) in the online book retailing industry with respect to all material, published performance and quality averages or standards. In that regard, the (i) pricing of Products, (ii) scope and selection of Products, (iii) quality of Products, (iv) customer service and fulfillment associated with the marketing and sale of Products, (v) design/graphical user interface and ease-ofuse of the Affiliated B&N Site and
(vi) functionality associated with the Affiliated B&N Site, will, with respect to each measure, be competitive in all material respects with that which is offered by any National Book Retailer. AOL reserves the right to conduct focus group testing to assess the competitiveness of the design, ease-of-use and functionality of the Affiliated B&N Site.

Hosting; Capacity. B&N will provide all computer servers, routers, switches and associated hardware in an amount reasonably necessary to meet anticipated traffic demands, adequate power supply (including generator back-up) and ORWELL, adequate insurance, adequate service contracts and all necessary equipment racks, floor space, network cabling, and power distribution to support the Affiliated B&N Site (collectively, "Hosting Infrastructure"). In the event B&N fails to satisfy this requirement, AOL will have the right (in addition to any other remedies available to AOL hereunder) to regulate the promotions it provides to B&N hereunder to the extent necessary to minimize user delays until such time as B&N corrects its infrastructure deficiencies.

Speed; Accessibility. B&N will ensure that the performance and availability of the Affiliated B&N Site: (a) is monitored on a continuous, 24/7 basis and (b) remains competitive in all material respects with the performance and availability of other similar sites based on similar form technology. B&N will use commercially reasonable efforts to ensure that: (a) the functionality and features within the Affiliated B&N Site are optimized for the AOL client software then in use by AOL Members; and (b) the Affiliated B&N Site is designed and populated in a manner that minimizes delays when AOL Members attempt to access such site.

Service Level Response. B&N agrees to use commercially reasonable efforts to provide the following service levels in response to problems with or improvements to the Affiliated B&N Site.

1. For material functions of software that are or have become entirely or substantially inoperable, B&N will provide a bug fix or workaround within two business days after the first report of such error.

2. For functions of the software that are impaired or that otherwise fail to operate in accordance with agreed upon specifications, B&N will provide a bug fix or workaround within three business days after the first report of such error.

3. For errors disabling only certain non-essential functions, B&N will provide a bug fix or workaround within sixty days after the first report of such error.

4. For all other errors, B&N will address these requests on a case-by-case basis as soon as reasonably feasible.




***Confidential portions of this document have been redacted and have been separately filed with the Commission.

                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


Monitoring. AOL Network Operations Center (NOC) will work with a B&N-designated technical contact in the event of any performance malfunction or other emergency related to the Affiliated B&N Site and will either assist or work in parallel with B&N's contact using B&N tools and procedures, as applicable. The Parties will develop a process to monitor performance and member behavior with respect to access, capacity, security and related issues both during normal operations and during special promotions/events. The Parties will also enter into a Service Level Agreement with AOL on customary terms and conditions which will provide B&N with

(a) technical due diligence, and supplemental quarterly review, of the Affiliated B&N Site, and (b) a primary AOL technical contact.

Telecommunications. The Parties agree to explore encryption methodology to secure data communications between the Parties' data centers. The network between the Parties will be configured such that no single component failure will significantly impact AOL Members. The network will be sized such that no single line runs at more than 70% average utilization for a five-minute peak in a daily period.

Security Review. B&N and AOL will work together to perform an initial security review of, and to perform tests of, the B&N system, network, and service security in order to evaluate the security risks and provide recommendations to B&N, including periodic follow-up reviews as reasonably required by B&N or AOL. B&N will use commercially reasonable best efforts to fix any security risks or breaches of security as may be identified by AOL's Operations Security. Specific services to be performed on behalf of B&N by AOL's Operations Security team will be as determined by AOL in its sole discretion. The Affiliated B&N Site will use Internet Industry Standard encryption for private member information (i.e. 40-bit SSL encryption).

Technical Performance. B&N will perform the following technical obligations (and any reasonable updates thereto from time to time by AOL):

1. B&N will design the Affiliated B&N Site to support the Windows versions of the Microsoft Internet Explorer 4.0, 3.02 (32-bit) and 3.01 (16-bit) browsers, and make commercially reasonable efforts to support all other AOL browsers listed at: http://webmaster.info.aol.com/BrowTable.html.

2. B&N will configure the server from which it serves the site to examine the HTTP User-Agent field in order to identify the AOL Member-Agents listed at: http://webmaster.info.aol.com/Brow2Text.html (the "AOL Member-Agents").

3. B&N will design its site to support HTTP 1.0 or later protocol as defined in RFC 1945 (available at http://ds.internic.net/rfc/rfc1945.text) and to adhere to AOL's parameters for refreshing cached information listed at http://webmaster.info.aol.com/CacheText.html.

4. B&N will provide continuous navigational ability for AOL Members to return to a mutually agreed-upon point on the AOL Network from the Affiliated B&N Site.

5. B&N will use commercially reasonable efforts to ensure that the majority of the Affiliated B&N Site (in particular its graphics) is designed to conform with the AOL proxy and caching system.

***Confidential portions of this document have been redacted and have been separately filed with the Commission.

                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.

                                    EXHIBIT D

                   Standard Online Commerce Terms & Conditions

1. AOL Network Distribution. Except for members of B&N's "Affiliates Program," B&N will not authorize or permit any third party to distribute or promote the Affiliated B&N Site through the AOL Network absent AOL's prior written approval. Nothing in this Section 1 is intended to modify any agreement between AOL and any member of B&N's "Affiliates Program."

2. Provision of Other Content. In the event that AOL notifies B&N that (i) as reasonably determined by AOL, any Content within the Affiliated B&N Site violates AOL's then-standard Terms of Service (as set forth on the America Online(Registered) brand service), the terms of this Agreement or any other standard, written AOL policy or (ii) AOL reasonably objects to the inclusion of any Content within the Affiliated B&N Site (other than any specific items of Content which may be expressly identified in this Agreement), then B&N shall take commercially reasonable steps to block access by AOL Members to such Content using B&N's then-available technology. In the event that B&N cannot, through its commercially reasonable efforts, block access by AOL Members to the Content in question, then B&N shall provide AOL prompt written notice of such fact. AOL may then, at its option, restrict access from the AOL Network to the Content in question using technology available to AOL. B&N will cooperate with AOL's reasonable requests to the extent AOL elects to implement any such access restrictions.

3. Contests. B&N will take all steps necessary to ensure that any contest, sweepstakes or similar promotion conducted or promoted through the Affiliated B&N Site (a "Contest") complies with all applicable federal, state and local laws and regulations.

4. Navigational Icons. Subject to the prior consent of B&N, which consent will not be unreasonably withheld with respect to links within the AOL Network, AOL will be entitled to establish navigational icons, links and pointers connecting the Affiliated B&N Site (or portions thereof) with other content areas on or outside of the AOL Network.

5. Disclaimers. Upon AOL's request, B&N agrees to include within the Rainman Screens a product disclaimer (the specific form and substance to be mutually agreed upon by the Parties) indicating that transactions are solely between B&N and AOL Members purchasing products from B&N.

6. AOL Look and Feel. B&N acknowledges and agrees that AOL will own all right, title and interest in and to the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with online areas contained within the AOL Network ("the AOL Look and Feel"), subject to B&N's ownership rights in any B&N trademarks, copyrighted material or other material in which B&N has a proprietary interest, within the Affiliated B&N Site.

7. Management of the Affiliated B&N Site. B&N will manage, review, delete, edit, create, update and otherwise manage all Products available on or through the Affiliated B&N Site, in a timely and professional manner and in accordance with the terms of this Agreement. B&N will use its best efforts to ensure that the Affiliated B&N Site is current, accurate and well-organized at all times. B&N warrants that the Affiliated B&N Site, including all Products and Contents available therein: (i) will not infringe on or violate any




***Confidential portions of this document have been redacted and have been separately filed with the Commission.

                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.



copyright, trademark, U.S. patent or any other third party right, including without limitation, any music performance or other music-related rights; (ii) will not violate AOL's then-applicable Terms of Service; and (iii) will not contain any Product which violates any applicable law or regulation, including those relating to contests, sweepstakes or similar promotions. AOL will have no obligations with respect to the Products available on or through the Affiliated B&N Site, including, but not limited to, any duty to review or monitor any such Products.

8. Duty to Inform. B&N will promptly inform AOL of any information of which it has knowledge related to the B&N Service or Affiliated B&N Site which could reasonably lead to a claim, demand, or liability of or against AOL and/or its affiliates by any third party.

9. Customer Service. It is the sole responsibility of B&N to provide customer service to persons or entities purchasing Products through the AOL Network ("Customers"). B&N will bear full responsibility for all customer service, including without limitation, order processing, billing, fulfillment, shipment, collection and other customer service associated with any Products offered, sold or licensed through the Affiliated B&N Site, and AOL will have no obligations whatsoever with respect thereto. B&N will receive all emails from Customers via a computer available to B&N's customer service staff and generally respond to such emails within one business day of receipt. B&N will receive all orders electronically and generally process all orders within one business day of receipt, provided Products ordered are not advance order items. B&N will ensure that all orders of Products are received, processed, fulfilled and delivered on a timely and professional basis. B&N will offer AOL Members who purchase Products through such Affiliated B&N Site a money back satisfaction guarantee. B&N will bear all responsibility for compliance with federal, state and local laws in the event that Products are out of stock or are no longer available at the time an order is received. B&N will also comply with the requirements of any federal, state or local consumer protection or disclosure law. Payment for Products will be collected by B&N directly from customers. B&N's order fulfillment operation will be subject to AOL's reasonable review.

10. Production Work. In the event that B&N requests AOL's production assistance in connection with (i) ongoing programming and maintenance related to the Affiliated B&N Site, (ii) a redesign of or addition to the Affiliated B&N Site (e.g., a change to an existing screen format or construction of a new custom form), (iii) production to modify work performed by a third party provider or
(iv) any other type of production work, B&N will work with AOL to develop a detailed production plan for the requested production assistance (the "Production Plan"). Following receipt of the Production Plan, AOL will notify B&N of (i) AOL's availability to perform the requested production work, (ii) the proposed fee or fee structure for the requested production and maintenance work and (iii) the estimated development schedule for such work. To the extent the Parties reach agreement regarding implementation of an agreed-upon Production Plan, such agreement will be reflected in a separate work order signed by the Parties. To the extent B&N elects to retain a third party provider to perform any such production work, work produced by such third party provider must generally conform to AOL's production Standards & Practices (a copy of which will be supplied by AOL to B&N upon request). The specific production resources which AOL allocates to any production work to be performed on behalf of B&N will be as determined by AOL in its sole discretion.

11. Overhead Accounts. AOL will grant B&N a reasonable number of overhead accounts on the AOL Network. B&N will be responsible for the actions taken under or through its overhead accounts, which actions are subject to AOL's applicable Terms of Service and for any surcharges, including, without limitation, all


***Confidential portions of this document have been redacted and have been separately filed with the Commission.

                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


premium charges, transaction charges, and any applicable communication surcharges incurred by any overhead Account issued to B&N, but B&N will not be liable for charges incurred by any overhead account relating to AOL's standard monthly usage fees and standard hourly charges, which charges AOL will bear. Upon the termination of this Agreement, all overhead accounts, related screen names and any associated usage credits or similar rights, will automatically terminate. AOL will have no liability for loss of any data or content related to the proper termination of any overhead account.

12. Merchant Certification Program. If B&N elects to participate in any generally applicable "Certified Merchant" program operated by AOL or its authorized agents or contractors, B&N will need to, on an ongoing basis, meet certain reasonable standards relating to provision of electronic commerce through the AOL Network and B&N may also be required to pay certain reasonable certification fees to the applicable entity operating the program.


***Confidential portions of this document have been redacted and have been separately filed with the Commission.

                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.

                                    EXHIBIT E

                        Standard Legal Terms & Conditions

1. Promotional Materials/Press Releases. Each Party will submit to the other Party, for its prior written approval, which will not be unreasonably withheld or delayed, any marketing, advertising, press releases, and all other promotional materials related to the Affiliated B&N Site and/or referencing the other Party and/or its trade names, trademarks, logos and service marks (the "Materials"); provided, however, that either Party's use of unaltered screen shots of the Affiliated B&N Site for promotional purposes will not require the approval of the other Party so long as the AOL Network is clearly identified as the source of such screen shots. Each Party will solicit and reasonably consider the views of the other Party in designing and implementing such Materials. Once approved, the Materials may be used by a Party and its affiliates for the purpose of promoting the Affiliated B&N Site and the content contained therein and reused for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, reasonable quantities of existing inventories of Materials may be depleted. Notwithstanding the foregoing, either Party may issue press releases and other disclosures as required by law or as reasonably advised by legal counsel without the consent of the other Party and in such event, prompt notice thereof will be provided to the other Party.

2. License. B&N hereby grants AOL a non-exclusive worldwide license to market, license, distribute, reproduce, display, perform, transmit and promote the Affiliated B&N Site and, for the benefit of the Affiliated B&N Site, the Products contained therein (or any portion thereof) through such areas or features of the AOL Network as AOL deems appropriate. AOL Members will have the right to access and use the Affiliated B&N Site. Subject to the foregoing license, B&N retains all right, title and interest in the Affiliated B&N Site and the Contents thereof.

3. Trademark License. In designing and implementing the Materials and subject to the other provisions contained herein, including without limitation Section 1 above, (a) B&N will be entitled to use the following trade names, trademarks, and service marks of AOL (collectively, the "AOL Marks"): the "America Online(Registered)" brand service, "AOL(Trademark)" service/software and AOL's triangle logo; and AOL and its Affiliates will be entitled to use the "Barnes & Noble(Registered)" trademark (the "B&N Mark, and together with the AOL Marks, the "Marks"); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party; and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks as instructed by the other Party.

4. Ownership of Trademarks. Each Party acknowledges the ownership of the other Party in the Marks of the other Party and agrees that all use of the other Party's Marks will inure to the benefit, and be on behalf, of the other Party. Each Party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

5. Quality Standards. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party's Marks will conform to quality standards set by the other Party. Each Party agrees to supply the


***Confidential portions of this document have been redacted and have been separately filed with the Commission.

                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party's Marks. Each Party will comply with all applicable laws, regulations, and customs and obtain any required government approvals pertaining to use of the other Party's marks.

6. Infringement Proceedings. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party will have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings.

7. Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement. Each Party further represents and warrants to the other Party that it is the sole and exclusive owner of the B&N Mark or the AOL Marks, as the case may be, and/or has the right and power to license to the other Party the B&N Mark or the AOL Marks, as the case may be, and such license does not and will not (i) breach, conflict with or constitute a default under any agreement or other instrument applicable to such Party or binding upon its assets or properties or (ii) infringe upon any trademark, trade name, service mark, copyright or other proprietary right of any other person or entity.

8. Confidentiality. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of five (5) years following expiration or termination of this Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will provide at least five (5) business days prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and
(ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

9.  Limitation of Liability; Disclaimer; Indemnification.


***Confidential portions of this document have been redacted and have been separately filed with the Commission.

                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.



9.1. Liability. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THE AGREEMENT, THE SALE OF PRODUCTS, THE USE OR INABILITY TO USE THE AOL NETWORK, THE AOL SERVICE, AOL.COM OR THE AFFILIATED B&N SITE, OR ARISING FROM ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS ("COLLECTIVELY, "DISCLAIMED DAMAGES"); PROVIDED THAT EACH PARTY WILL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 9.3. EXCEPT AS PROVIDED IN
SECTION 9.3, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR MORE THAN $40,000,000; PROVIDED THAT EACH PARTY WILL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY PURSUANT TO SECTION 4.

9.2. No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK, THE AOL SERVICE, AOL.COM OR THE AFFILIATED B&N SITE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE AFFILIATED B&N SITE.

9.3. Indemnity. Either Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying Party's material breach of any duty, representation, or warranty of this Agreement, except where Liabilities result from the gross negligence or knowing and willful misconduct of the other Party.

9.4. Claims. Each Party agrees to (i) promptly notify the other Party in writing of any indemnifiable claim and give the other Party the opportunity to defend or negotiate a settlement of any such claim at such other Party's expense, and (ii) cooperate fully with the other Party, at that other Party's expense, in defending or settling such claim. AOL reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by B&N hereunder, and in such event, B&N will have no further obligation to provide indemnification for such matter hereunder.

9.5. Acknowledgment. AOL and B&N each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. The provisions of this Section 9 will be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement.

10. Solicitation of AOL Members. During the term of this Agreement, and for the two-year



***Confidential portions of this document have been redacted and have been separately filed with the Commission.

                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


period following the expiration or termination of this Agreement, neither B&N nor its agents will use the AOL Network to (i) solicit, or participate in the solicitation of AOL Members when that solicitation is for the benefit of any entity (including B&N) which could reasonably be construed to be or become in competition with AOL or (ii) promote any services which could reasonably be construed to be in competition with AOL including, but not limited to, services available through the Internet. In addition, B&N may not send AOL Members e-mail communications promoting B&N's Products through the AOL Network without a "Prior Business Relationship." For purposes of this Agreement, a "Prior Business Relationship" will mean that the AOL User has either (i) engaged in a transaction with B&N through the AOL Network or (ii) voluntarily provided information to B&N through a contest, registration, or other communication, which included notice to the AOL User that the information provided by the AOL User could result in an e-mail being sent to that AOL User by B&N or its agents. A Prior Business Relationship does not exist by virtue of an AOL User's visit to an Affiliated B&N Site (absent the elements above). More generally, B&N will be subject to any standard policies regarding e-mail distribution through the AOL Network which AOL may implement.

11. Collection of User Information. B&N is prohibited from collecting AOL Member screennames from public or private areas of the AOL Network, except as specifically provided below. B&N will ensure that any survey, questionnaire or other means of collecting AOL Member screennames or AOL User email addresses, names, addresses or other identifying information ("User Information"), including, without limitation, requests directed to specific AOL Member screennames and automated methods of collecting screennames (an "Information Request") complies with (i) all applicable laws and regulations and (ii) any privacy policies which have been issued by AOL in writing during the Term (the "AOL Privacy Policies"). Each Information Request will clearly and conspicuously specify to the AOL Members at issue the purpose for which User Information collected through the Information Request will be used (the "Specified Purpose").

12. Use of User Information. B&N will restrict use of the User Information collected through an Information Request to the Specified Purpose. In no event will B&N (i) provide User Information to any third party (except to the extent specifically (a) permitted under the AOL Privacy Policies or (b) authorized by the members in question), (ii) rent, sell or barter User Information, (iii) identify, promote or otherwise disclose such User Information in a manner that identifies AOL Members as end-users of the AOL Service, AOL.com or the AOL Network or (iv) otherwise use any User Information in contravention of Section 10 above. Notwithstanding the foregoing, in the case of AOL Members who purchase Products from B&N, B&N will be entitled to use User Information from such AOL Members as part of B&N's aggregate list of Customers; provided that B&N's use does not in any way identify, promote or otherwise disclose such User Information in a manner that identifies AOL Members as end-users of the AOL Service, AOL.com or the AOL Network. In addition, B&N will not use any User Information for any purpose (including any Specified Purpose) not directly related to the business purpose of the Affiliated B&N Site.

13. Excuse. Neither Party will be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

14. Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party will have




***Confidential portions of this document have been redacted and have been separately filed with the Commission.

                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

15. Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes on the delivery date if delivered by electronic mail on the AOL Network or (i) on the delivery date if delivered personally to the Party to whom the same is directed or by a commercial overnight carrier, with written verification of receipt, or (ii) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available, (a) if to AOL, to David Colburn with a copy to Adam Lehman, each at the address of AOL set forth in the first paragraph of this Agreement, and (b) if to B&N, to Carl Rosendorf at the address of AOL set forth in the first paragraph of this Agreement, with a copy to Jay Dorman at Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104.

16. No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

17. Return of Information. Upon the expiration or termination of this Agreement, each Party will, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other confidential materials specified by the other Party.

18. Survival. Sections 8 through 12 of this Exhibit will survive the completion, expiration, termination or cancellation of this Agreement.

19. Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein, including without limitation the Interactive Marketing Agreement between the Parties dated as of January 24, 1997, except for advertising ordered prior to the execution of the Agreement plus approximately $44,000 of additional advertising to be ordered under Section 3.3 of the prior agreement. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

20. Amendment. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

21. Further Assurances. Each Party will take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

22. Assignment. Neither Party will assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other Party, except to an entity controlled by, controlling or under common control with, the assigning Party. Subject to the foregoing, this


***Confidential portions of this document have been redacted and have been
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Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

23. Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

24. Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity; provided that, in connection with any dispute hereunder, B&N will be not entitled to offset any disputed amounts that it claims to be due and payable from AOL against amounts otherwise payable by B&N to AOL.

25. Applicable Law; Jurisdiction. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles.

26. Export Controls. Both Parties will adhere to all applicable laws, regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

27. Headings. The captions and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

28. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.



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                                      -29-
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                     CONFIDENTIAL TREATMENT REQUESTED BY barnesandnoble.com inc.


                                    EXHIBIT F

                             National Book Retailers

                                      Borders
                                      Waldenbooks
                                      Crown Books
                                      Books-a-Million
                                      Amazon.com
                                      Books.com



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                                    EXHIBIT G

                      Carriage Plan and Promotion Examples

                               See attached items.




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separately filed with the Commission.



                                      -31-